UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 14, 2014

INTERMOUNTAIN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

Idaho
(State or other jurisdiction of incorporation)

000-50667	82-0499463
(Commission File Number)	IRS Employer Identification No.
414 Church Street
Sandpoint, Idaho 83864
(Address of principal executive offices) (zip code)
Registrant's telephone number, including area code: (208) 263-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 8.01 Other Events
At their respective meetings held in February 2014, Intermountain Community Bancorp’s (the “Company”) Compensation Committee authorized and the Board of Directors ratified a grant of 160,000 shares of its voting common stock to certain of its executive officers and employees in the form of restricted stock awards. The awards are “performance-based,” granted as part of an incentive plan approved by the Compensation Committee which provides participants the opportunity to earn both short-term and long-term incentives upon the achievement of certain performance metrics. The awards are subject to a five-year vest and the number of shares that may vest in any year will be determined by the participant achieving certain pre-determined thresholds of individual and Company performance based on the previous year. Notwithstanding the vesting schedule, unvested shares of restricted stock shall immediately vest upon a Change in Control (as defined), as follows: in the case of Messrs. Hecker and Wright, vesting accelerates upon a Change in Control of the Company and any unvested shares issued become fully vested based on the maximum number of shares that could be issued under the restricted stock awards; with respect to Pam Rasmussen and the other officers receiving restricted stock awards, vesting accelerates based on the maximum number of shares that could be issued under the respective awards if termination after a Change in Control is an “involuntary termination without cause” or a “voluntary termination with good reason.”
The maximum number of shares that could be issued under the awards to the top three executive officers is as follows: Curt Hecker, President and Chief Executive Officer, 50,000 shares; Douglas Wright, Executive Vice President and Chief Financial Officer, 35,000 shares; and Pamela Rasmussen, Executive Vice President and Chief Administrative Officer, 27,500 shares.

The restricted stock grants are subject to shareholder approval at the Company’s annual shareholder’s meeting on April 2, 2014 of an amendment to the Company’s 2012 Stock Option and Equity Compensation Plan (the “Plan”) increasing the number of shares of stock reserved for issuance under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2014

INTERMOUNTAIN COMMUNITY BANCORP

By:     /s/ Curt Hecker
Curt Hecker
President and Chief Executive Officer